Exhibit 10.7

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT entered into as of this 1st day of July, 2009 between UtiliPoint International, Inc., a New Mexico corporation (the “Company”) and KLI IP Holding Inc., a Delaware corporation (“Consultant”).

WHEREAS, the Company desires to engage Consultant to provide certain services for the Company, and Consultant desires to provide the same to Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, the parties agree as follows:

1. For a period of twenty-four (24) months beginning on July 1, 2009 (the “Consulting Period”) Consultant shall serve as a consultant to the Company on matters pertaining to the joint business and marketing efforts of the Company and The Intelligent Project, LLC, a Delaware limited liability company.  Consultant’s services shall include consultation with and advice to directors and officers of the Company.

2. During the Consulting Period, the Company shall be entitled to Consultant’s services for reasonable times when and to the extent requested by, and subject to the direction of, the Chairman and Chief Executive Officer of the Company.  Consultant’s services shall be provided by Consultant’s employees, officer and managers.  Company acknowledges and agrees that Consultant will not be required to devote Consultant’s (or any of its employees, officers, or managers) full-time and business efforts to the duties of Consultant specified in this Agreement.  So long as Consultant accomplishes the services requested, it shall be left to the professional judgment of the Consultant as to the amount of time and the manner necessary to perform the services.

3. Consultant’s services shall be rendered from its office, unless by mutual agreement from time to time arrangements are made for those services to be rendered elsewhere.  Reasonable travel and living expenses necessarily incurred by Consultant’s officers, managers or employees to render services at locations other than its office shall be reimbursed by the Company promptly upon receipt of proper statements with regard to the nature and amount of those expenses.  Those statements shall be furnished to the Company monthly at the end of each calendar month of the Consulting Period during which any of those expenses are incurred.  In the performance of services for which travel and living expenses are incurred, the Consultant will follow the procedures of UtiliPoint set forth on Exhibit A, annexed hereto and made a part hereof.

4. Consultant shall have no authority to bind Company by or to any obligation, agreement, promise or representation without first obtaining the written approval of the Chairman, President or Chief Executive Officer of the Company.  Consultant shall not incur any liability on behalf of Company or in any way represent or bind Company in any manner or thing whatsoever and nothing herein shall be deemed to constitute either party the agent or legal representative of the other.  Consultant shall not have the authority and shall not represent that it has authority to approve check requests or to order, purchase or otherwise obtain any equipment, supplies, services or other materials on behalf of Company.  If the Chairman, President or Chief Executive Officer of the Consultant shall happen to be serving in a management role with the Company at any time, then he shall not have the authority to represent both the Company and the Consultant as to the same contract or matter, nor to authorize the expenditure of funds of either the Company or the Consultant that benefit him personally, such as travel or living expenses, except as otherwise approved by the Board of the Company.

5. In consideration of Consultant’s entering into this Agreement, the Company has agreed to compensate the Consultant with a grant of Company stock options to purchase 850 shares of the common stock of the Company pursuant to a Stock Option Agreement in substantially the form attached hereto as Exhibit B.

6. It is expressly acknowledged by the parties that Consultant will be an independent contractor and nothing in this Agreement will be construed to create an employer/employee relationship, an agency relationship, a joint venture relationship or a partnership with Company.

7. Each of the parties covenants and agrees that it will comply with all applicable federal, state and local laws, rules and regulations and pertinent provisions of all contracts, permits and pertinent agreements to which it is a party or is otherwise bound that relate to this Agreement.

8. Consultant shall be responsible for withholding, paying, and reporting any and all required federal, state or local income, employment and other taxes and charges.  Consultant understands and agrees that Company will make no deduction from payments to Consultant for federal or state tax withholdings, social security, unemployment, workers’ compensation or disability insurance.

9. Consultant agrees that it will not without the Company’s consent disclose to anyone (other than its employees, officer, managers or agents assisting Consultant with the performance of its services hereunder) any trade secrets of the Company or any confidential or non-public information relating to the Company’s business, operations or prospects.

10. This Agreement may be terminated by Company or Consultant without cause in their sole discretion by providing the other party with at least ninety (90) calendar days’ advance written notice (the “Notice Period”).  If the Consultant terminates this Agreement without cause prior to the first anniversary of the commencement of the Term, then the Consultant shall forfeit and return to the Company any unexercised options that the Consultant shall have received pursuant to Paragraph 5 above.

11. It is understood and agreed by the parties that the services of Consultant are unique and personal in nature and the Consultant shall not delegate or assign all or any portion of its required performance to any non-affiliated individual, firm or entity.

12. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by both parties.  No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy.

13. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, and assigns of the parties hereto.

14. Any notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and, except as otherwise specified in writing, will be given by personal delivery, facsimile transmission, express courier service or by registered or certified mail, postage prepaid, return receipt requested:

If to Company:	6000 Uptown Blvd. Suite 314 Albuquerque, NM 87110 Attn: CD Hobbs Telephone: (505) 244-7600 Facsimile: (505) 244-7658

If to Consultant:	c/o Knox Lawrence International, LLC 445 Park Avenue, 20th Floor New York, New York 10022 Attn: Nana Baffour Telephone: (212) 792-092 Facsimile: (212) 792-09580

or to such other addresses as either party hereto may from time to time give notice of (complying as to delivery with the terms of this Section 14) to the other. Notice by registered or certified mail will be effective three days after deposit in the United States mail. Notice by any other permitted means will be effective upon receipt.

15. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

16. This Agreement and the Exhibits attached hereto constitute the entire Agreement between the parties concerning the subject matter hereof and supersede all prior negotiations and discussions with respect to such subject matter.  This Agreement may be modified in writing only, signed by the parties hereto.

17. The remedies hereunder shall be cumulative and not alternatives; the election of one remedy for a breach shall not preclude pursuit of other remedies.

18. Whenever required by the context, references herein to the singular shall include the plural and the masculine gender shall include the feminine gender.  For the purposes of this Agreement, unless the context clearly requires otherwise, “or” is not exclusive and “including” shall mean “including, but not limited to.”

19. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

20. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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[Signature page to Consulting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY
UtiliPoint International, Inc.

By:	/s/ CD Hobbs
Name: CD Hobbs
Title: Chief Executive Officer

CONSULTANT
KLI IP Holding Inc.

By:	/s/ Nana Baffour
Name: Nana Baffour
Title: Managing Director

Exhibit A

UtiliPoint Procedures

[Attached hereto]

UtiliPoint Procedures

The Board of Directors of UtiliPoint International, Inc. recognizes that its board members, officers, and employees (“Personnel”) may be required to travel or incur other expenses from time to time to conduct ministry business and to further the mission  The purpose of this Policy is to ensure that (a) adequate cost controls are in place, (b) travel and other expenditures are appropriate, and (c) to provide a uniform and consistent approach for the timely reimbursement of authorized expenses incurred by Personnel. It is the policy of UtiliPoint International, Inc. to reimburse only reasonable and necessary expenses actually incurred by Personnel.

When incurring business expenses, UtiliPoint expects Personnel to:
•	Exercise discretion and good business judgment with respect to those expenses.
•	Be cost conscious and spend money as carefully and judiciously as the individual would spend his or her own funds.
•	Report expenses, supported by required documentation, as they were actually spent.

Expense Report

Expenses may not be reimbursed unless the individual requesting reimbursement submits a timely, written Expense Report. The Expense Report, which shall be submitted at least monthly must include:
•	The individual’s name
•	If reimbursement for travel is requested, the date, origin, destination and purpose of the trip, including a description of each organization-related activity during the trip.
•	The name and affiliation of all people for whom expenses are claimed (i.e., people on whom money is spent (e.g., gifts, meals) in order to conduct [name of organization]’s business).
•	An itemized list of all expenses for which reimbursement is requested.

Receipts

Receipts are requested for all expenditures.  No expense in excess of $20 will be reimbursed with approval to Personnel unless the individual requesting reimbursement submits with the Expense Report written receipts from each vendor showing the vendor’s name, a description of the services provided (if not otherwise obvious), the date, and the total expenses, including tips (if applicable). A credit card receipt or statement may be used to document the vendor and date of an expense, provided other required details of the expenditure are fully documented.

Credit Cards

UtiliPoint does not currently have a corporate credit card, however if a corporate credit card is issued to personnel for travel (and other) organization-related expenses, the requirements for regular expense reports, explaining charges, as described above under “Expenses Reports” must still be met, and charges may not be made for “Non-Reimbursable Expenditures” as described below. Failure to meet the Expense Report requirements, or making of inappropriate charges will result in loss of the credit card and Personnel will owe UtiliPoint for any “Non-Reimbursable Expenditures”.

General Travel Requirements

Necessity of Travel
In determining the reasonableness and necessity of travel expenses, Personnel and the person authorizing the travel shall consider the ways in which UtiliPoint will benefit from the travel and weigh those benefits against the anticipated costs of the travel. The same considerations shall be taken into account in deciding whether the benefits outweigh the costs, less expensive alternatives, such as participation by telephone or video conferencing, or the availability of local programs or training opportunities, shall be considered.

Air Travel
General. Air travel reservations should be made as far in advance as possible in order to take advantage of reduced fares. Frequent Flyer Miles and Compensation for Denied Boarding. Personnel traveling on behalf of UtiliPoint may accept and retain frequent flyer miles and compensation for denied boarding for their personal use.

Lodging
Personnel traveling on behalf of UtiliPoint may be reimbursed at the single room rate for the reasonable cost of hotel accommodations. Convenience, the cost of staying in the city in which the hotel is located, and proximity to other venues on the individual’s itinerary shall be considered in determining reasonableness. Personnel shall make use of available corporate and discount rates for hotels.

Out-Of-Town Meals
Personnel traveling on behalf of UtiliPoint are reimbursed on a per meal basis a when they actually incur the cost of a meal. They will not be reimbursed for meals paid for or provided by others.

Ground Transportation
Employees are expected to use the most economical ground transportation appropriate under the circumstances and should generally use the following, in this order of desirability:
Courtesy Cars. Many hotels have courtesy cars, which will take you to and from the airport at no charge. Employees should take advantage of this free service whenever possible. Another alternative may be a shuttle or bus.
Taxis. When courtesy cars and airport shuttles are not available, a taxi is often the next most economical and convenient form of transportation when the trip is for a limited time and minimal mileage is involved.
Rental Cars. Car rentals are expensive so other forms of transportation should be considered when practical. Employees will be allowed to rent a car while out of town provided that the cost is less than alternative methods of transportation.

Personal Cars
Personnel are compensated for use of their personal cars when used for business. When individuals use their personal car for such travel, including travel to and from the airport, mileage will be allowed at the currently approved IRS rate per mile.  In the case of individuals using their personal cars to take a trip that would normally be made by air, mileage will be allowed at the currently approved rate; however, the total mileage reimbursement will not exceed the sum of the lowest available round trip coach airfare unless otherwise approved.

Parking/Tolls
Parking and toll expenses, including charges for hotel parking, incurred by Personnel traveling on organization business will be reimbursed. The costs of parking tickets, fines, car washes, etc., are the responsibility of the employee and will not be reimbursed. On-airport parking is permitted for short business trips. For extended trips, Personnel should use off-airport facilities.

Entertainment and Business Meetings
Reasonable expenses incurred for business meetings or other types of business-related entertainment will be reimbursed only if the expenditures are approved and qualify as tax deductible expenses. Detailed documentation for any such expense must be provided, including:

•           Date and place of entertainment
•           Nature of expense
•           Name, titles, and corporate affiliation of those entertained
•           A complete description of the business purpose for the activity including the specific business matter discussed
•           Vendor receipts (not credit card receipts or statements) showing the vendor’s name, a description of the services provided, the date, and the total expenses, including tips (if applicable).

Client Reimbursed Travel
If there is any conflict between UtiliPoint’s travel and expense policy and a Client’s, the Client’s policy will be followed.  Personnel may, for example, fly business or first class as long as the Client agrees to reimburse for such an expense.

Other Expenses
Reasonable ministry-related telephone and fax charges due to absence of Personnel from the individual’s place of business are reimbursable. In addition, reasonable and necessary gratuities that are not covered under meals may be reimbursed.

Non-reimbursable Expenditures
UtiliPoint maintains a strict policy that expenses in any category that could be perceived as lavish or excessive may not be reimbursed at UtiliPoint’s discretion. Expenses that UtiliPoint has the right to deny unless prior approval is received from the reporting manager or UtiliPoint CEO, COO, or CFO include , but are not limited to:
•           Travel insurance
•           First class tickets
•           Limousine travel
•           Membership dues at any country club, private club, athletic club, golf club, tennis club or similar recreational organization
•           Participation in or attendance at golf or  tennis tournaments, NASCAR races or other sporting events, without the advance approval of UtiliPoint’s CEO or his designee
•           Purchase of sporting equipment
•           Spa or exercise charges
•           Clothing purchases
•           Business entertainment
•           Car washes
•           Toiletry articles
•           Expenses for spouses, friends, or relatives. If a spouse, friend or relative accompanies Personnel on a trip, it is the responsibility of the Personnel to determine any added cost for double occupancy and related expenses and to make the appropriate adjustment in the reimbursement request.

Exhibit B

Stock Option Agreement

[Attached hereto]

4815-0860-5700, v.  5

UtiliPoint International, Inc.

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into effective as of the 1st day of July, 2009 (“Grant Date”) by and between UtiliPoint International, Inc. (“UtiliPoint”), a New Mexico corporation, and KLI IP Holding Inc., a Delaware corporation having a business address at Knox Lawrence International, LLC, 445 Park Avenue, 20th Floor, New York, NY 10022 (“Optionee”).

WHEREAS Optionee is a consultant to UtiliPoint and;

WHEREAS UtiliPoint desires to grant to Optionee the option to acquire up to eight hundred fifty (850) shares of UtiliPoint’s common stock in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises herein contained and the benefits to be derived from the mutual observance of the covenants hereinafter set forth, the parties to this Agreement agree as follows:

1.           GRANT OF OPTION.  SUBJECT TO ANY VESTING PROVISIONS SET FORTH HEREIN, UTILIPOINT HEREBY GRANTS TO OPTIONEE, AND THE OPTIONEE ACCEPTS ON THE TERMS SET FORTH IN THIS AGREEMENT, AN OPTION (THE “OPTION”) TO PURCHASE A TOTAL OF EIGHT HUNDRED FIFTY (850) SHARES OF UTILIPOINT'S COMMON STOCK (THE “OPTION SHARES”).  THIS OPTION IS NOT GRANTED UNDER THE COMPANY’S STOCK OPTION AGREEMENT “2009 PLAN”.

2.           Option Vesting Dates. Upon the execution of this Agreement by UtiliPoint and the Optionee, Optionee shall become fully vested with the right, but not the obligation, to exercise this Option and to purchase the Option Shares at any time on and after the Grant Date.

3.           [Reserved].

4.           Exercise of Option.  Optionee may purchase any or all of the Option Shares at any time during the Option Term (as hereinafter defined) all or any portion of the Option Shares.

5.           Term of Option.  The term of this Agreement (the “Option Term”) shall commence on the Grant Date and shall expire on the fifth anniversary of the Grant Date (the “Termination Date”).  To the extent that Optionee shall not have exercised his right to purchase all of the Option Shares in which it has acquired a vested option right (the “Option Right”) prior to the Termination Date, such Option Right shall expire and become null and void.

6.           Exercise Price.  The exercise price to be paid by Optionee for each of the Option Shares (the “Exercise Price”) to be acquired hereunder shall be Fifty Dollars ($50), the indicated estimated fair market value of a common share of UtiliPoint as of the Grant Date.  The Optionee may chose to pay the Exercise Price, in his sole discretion, as follows:

(a) in cash at the time of exercise,

(b) Net Exercise Rights. Notwithstanding the payment provisions set forth in this Section, the Optionee may elect to receive the number of Option Shares equal to the value (as determined below) of this Option by surrender of this Option at the principal office of UtiliPoint together with notice of such election, in which event UtiliPoint shall issue to the Optionee the number of shares of Common Stock determined by use of the following formula:

X =	Y(A-b)
A

Where:
X = the number of shares of Common Stock to be issued to the Optionee.
Y = the number of shares of Option Share subject to this Option.
A = the Fair Market Value (as defined below) of one (1) Option Share.
B = Exercise Price per Option Share.

For purposes of this Agreement, “Fair Market Value” of an Option Share as of a particular date shall mean:(i)If the UtiliPoint common shares are registered under the Securities and Exchange Act of 1933, as amended, and traded on a securities exchange or electronic trading network, then the Fair Market Value of a share shall be the closing price (the last reported sales price, if not so reported, the average of the last reported bid and asked prices) of the UtiliPoint's common stock as of the last business day immediately prior to the exercise of this Option.(ii)If UtiliPoint's common shares are not so registered, then the Fair Market Value of a share of Common Stock shall be the value of the consideration upon the closing of an acquisition; fair value as per UtiliPoint's board or, if the Optionee objects within 10 day of notice of the board’s Fair Market Value determination, an independent valuation expert mutually acceptable to the parties shall be engaged to determine the Fair Market Value.

(c)           in such other manner as may be determined by the Compensation Committee (the “Committee”) appointed by the Board of Directors of UtiliPoint.

(d)           Upon surrender of this Option, and a duly and executed form of Shareholder Agreement, and payment of the Exercise Price, UtiliPoint shall cause to be issued and delivered to the Optionee or such other person as the Optionee may designate in writing a certificate(s) for the number of full Option Shares so purchased upon the exercise of this Option.  Such certificate(s) shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of the Option Shares as of the date of the surrender of this Option, and the duly completed and executed Shareholder Agreement, and payment of the Exercise Price.  If this Option is exercised in part, a new Option certificate of the same tenor and for the number of Option Shares not exercised shall be executed by UtiliPoint.

7.           Common Stock Restrictions.  Optionee acknowledges that any Option Shares which are acquired under this Agreement shall become subject to the restrictions set forth in UtiliPoint’s standard “Stockholder Agreement” (a copy of which is attached hereto as Exhibit A), which shall be executed by UtiliPoint and the Optionee no later than the Optionee’s first exercise of an Option under this Agreement.

8.           Transferability.  This Option and the rights evidenced by this Agreement are not transferable and may be exercised only by Optionee and only in accordance with the terms contained herein.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred, pledged or hypothecated in any way except as provided herein, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

9.           Tax Withholding.  The exercise of this Option may result in the potential creation of taxable income to the Optionee in an amount equal to the difference between the Fair Market Value of the shares acquired as of the date of exercise of the Option and the Exercise Price.  Any exercise of Option rights pursuant to the terms of this Option shall be subject to withholding of federal and state income taxes, FICA taxes, or such other taxes to the extent required by applicable law.  UtiliPoint’s failure to withhold such taxes does not diminish or eliminate responsibility of Optionee to pay such taxes when due or assessed.

10.           General Provisions.

a.           Controlling Law.  This Agreement shall be construed in accordance with, and interpreted pursuant to, the laws of the State of New Mexico.

b.           Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

c.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns.

d.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto in connection with the subject matter itself.  This Agreement supersedes any and all previous agreements, either oral or written, between the parties hereto with respect to the subject matter hereof.  This Agreement may not be modified orally, and no modification shall be effective unless in writing and signed by all parties hereto.

e.           Savings Clause.  If any one or more provisions of this Agreement shall be adjudged or declared illegal or unenforceable, the same shall not in any way affect or impair the validity or enforceability of all or any other provision of this Agreement.

f.           No impairment.  UtiliPoint will not, by amendment of its Articles of Incorporation or Bylaws, or the 2009 Stock Investment Plan, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Optionee against impairment.  Without limiting the generality of the foregoing, UtiliPoint (a) will not increase the par value of any shares of stock issuable upon the exercise of this Option above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that UtiliPoint may validly and legally issue fully paid and non-assessable Option Shares upon exercise or exchange of this Option.

g.           Adjustments.  Notwithstanding any other agreement, in any event of change in the outstanding Common Stock of UtiliPoint International, Inc. by reason of stock dividend or distribution, recapitalization, merger, consolidation, split-up, stock split, combination, exchange of shares or the like, this Option Agreement shall be appropriately adjusted as to the number of shares of Common Stock subject to this Option, the Exercise Price of Options and any and all other matters related to this Option Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

UTILIPOINT INTERNATIONAL, INC.	“OPTIONEE”

/s/ CD Hobbs	/s/ Nana Baffour
By: CD Hobbs	KLI IP Holding, Inc.
Its: Chief Executive Officer	By: Nan Baffour

Exhibit A

Stockholders Agreement

4835-1694-5156, v.  1